EXHIBIT 11

                         STATEMENT RE: COMPUTATION OF
                              PER SHARE EARNINGS

Primary earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding, including common equivalent shares with a dilutive effect. Common equivalent shares are those shares which may be issuable upon exercise of outstanding stock options and warrants. Incremental equivalent shares are reduced by the assumption of repurchased treasury stock. For primary earnings per share, these repurchases are assumed to be executed at the average market price of common stock during the period.

Fully diluted earnings per common share are determined based on the assumption that the incremental number of common equivalent shares is increased, where applicable, by the effects of a common stock market price which is higher at the end of the period than the average price during the period.

The following table presents information necessary for the computation of earnings per share, on both primary and fully diluted basis, for the three months ended March 31, 1996 and 1995.


                                         Three Months Ended
                                               March 31,
                                         ------------------
                                          1996         1995
                                         ------       ------
(In thousands)
Average number of
common shares
outstanding ......................       16,369       16,582

Common share equivalents
on stock options and stock
warrants based on average
market price .....................          412          470
                                         ------       ------

Average number of common
shares outstanding to compute
primary earnings per share .......       16,781       17,052

Incremental common share
equivalent on stock options
and stock warrants based on
end of period market price .......            5            8
                                         ------       ------

Average number of common
shares outstanding to compute
fully diluted earnings per share .       16,786       17,060
                                         ======       ======


Share figures for 1995 have been restated for the 10% stock dividend issued in December, 1995.